EXHIBIT 99.1

GREYSTONE LOGISTICS, INC. REPORTS YEAR END RESULTS OF OPERATIONS FOR

THE YEAR ENDED MAY 31, 2018

GREYSTONE LOGISTICS, INC.

Tulsa, OK—09/10/18—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports record sales for fiscal year ended May 31, 2018.

Sales for the fiscal year ended May 31, 2018 were $48,609,075 compared to $40,044,110 in the prior year for an increase of $8,564,965, a 21% increase. Sales for the last three months of the corporate year were $16,535,247 with earnings of $.04 per share of common stock versus $14,284,287 with earnings of $.03 per share last year. Greystone’s sales to its major customers in fiscal year 2018 were 76% of sales compared to 71% in the prior year. Greystone’s net income was $1,871,101 in fiscal year 2018 compared to $2,246,908 in fiscal year 2017. Greystone recorded net income available to common stockholders for fiscal year 2018 of $1,239,678, or $.04 per share, compared to $1,660,921, or $0.06 per share, in fiscal year 2017. EBITDA for fiscal year 2018 was $7,565,938 compared to $7,153,461 in 2017.

“Management is pleased with our record-breaking sales for our 2018 corporate year ending May 31, 2018 and particularly the results of the 4th quarter”, stated CEO Warren Kruger. Kruger continued, “The strong finish to our year was anticipated. Margins were compressed for the full year by the front loading of start-up costs for our new production lines. Our sales growth is smoothing the historically cyclical nature of our business and the growing production volume will allow us to spread fixed costs among more units and ultimately bring efficiencies that create increased income levels. We are in the late stages of implementing a plan to further automate processes on our production lines giving additional tools to our employees to enhance their work experience and make us more cost efficient.”

“Our growing relationship with the national pallet leasing company puts our product in almost every industry in America thus bringing market credibility and awareness of the robust nature of Greystone’s 100% recycled plastic pallets nationally and worldwide. This exposure is adding customers from referrals within these multiple industries. Greystone mitigates the concentration of business with our national brewing and leasing customers through long runs of product, 24/7/365, to substantiate the overall demand of product for existing and new customers. Maintaining the capital and time commitments for molds, equipment and infrastructure provides optimal growth while creating a barrier to entry from competition. Our customers recognize the numerous long-term benefits of plastic pallets and particularly enjoy being able to get a credit back on broken pallets that we regrind and use again with the knowledge they are helping the environment.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets more rapidly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2018.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Years Ended May 31, 2018 and 2017

	2018	2017
Net Income	$1,871,101	$2,246,908
Income Taxes	772,380	1,011,990
Depreciation and Amortization	3,549,065	2,681,706
Interest Expense	1,373,392	1,212,857
EBITDA (A)	$7,565,938	$7,153,461

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com